Exhibit 99.1

Eucrates Biomedical Acquisition Corp. Announces Liquidation

New York, April 11, 2023 — Eucrates Biomedical Acquisition Corp. (Nasdaq: EUCR) (the “Company”) announced the following today:

●	The Company anticipates that it will not be able to consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association.
●	Accordingly, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Memorandum and Articles of Association.
●	As part of that dissolution and liquidation, the Company will redeem all of the outstanding ordinary shares that were included in its initial public offering (the “Public Shares”) at a per-share redemption price of approximately $10.00.

As of the close of business on April 26, 2023, the Public Shares will represent the right to receive the redemption amount. Upon redemption such Public Shares will be deemed cancelled.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trust account’s trustee to take all necessary actions to liquidate the trust account. The trust account’s proceeds will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares.

Record holders may redeem their shares for their pro-rata portion of the trust account’s proceeds by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action to receive the redemption amount. The redemption of the Public Shares is expected to be completed on April 27, 2023.

The Company’s initial shareholders have waived their redemption rights with respect to its outstanding ordinary shares issued before the Company’s initial public offering.

The Company expects that the Nasdaq Capital Market will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Eucrates Biomedical Acquisition Corp.

Eucrates Biomedical Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Statements regarding the Company’s plans to redeem the Public Shares and dissolve and liquidate in accordance with its Amended and Restated Memorandum and Articles of Association, as well as all other statements other than statements of historical fact included in this press release, are forward-looking statements. When used in this press release, words such as “anticipate,” “expects,” “intends,” “may” and similar expressions, as they relate to the Company and its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.